Braskem S.A.
                CNPJ No. 42.150.391/0001-70 / NIRE 29.300.006.939
        Public Held Company - CVM no. 00482-0 -ISIN Code No. BRBRKMDBS037


         NOTICE TO DEBENTURE HOLDERS OF THE 11TH PUBLIC ISSUE OF SECURED
                           NON-CONVERTIBLE DEBENTURES

Braskem S.A. (the "Issuer") hereby announces to the debenture holders of the 11th public issue of secured non-convertible debentures (the "Debentures"), in accordance with Section 5.19 of the "First Amendment to the Private Deed of Issue of Secured Non-Convertible Debentures of the 11th Issue by Braskem S.A." ("Deed of Issue"), that:


On November 3, 2004, in accordance with Section 5.19 of the Deed of Issue, the Issuer will exercise its option to redeem all outstanding Debentures, by payment of the balance of the Par Value, plus the Remuneration set forth in the Deed of Issue, calculated on a pro rata temporis basis as of the date of the last payment of the Remuneration up to the redemption date.


                           Sao Paulo, October 19, 2004
                                 Paul Elie Altit
                         Director of Investor Relations